UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2010

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-159445	27-0477259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 1, 2010, Industrial Income Trust Inc. (the “Company”), through a wholly-owned subsidiary, acquired a 100% fee interest in two industrial properties aggregating approximately 232,000 square feet on 16.9 acres (the “Atlanta Portfolio”). The Atlanta Portfolio is located in the Suwanee Pointe submarket northeast of Atlanta, Georgia. The seller of the Atlanta Portfolio, Suwanee Pointe Investors, LLC, is not affiliated with the Company or its affiliates.

The total purchase price was $14.2 million, exclusive of additional transfer taxes, due diligence, and closing costs. Per the terms of an amended and restated advisory agreement, dated as of May 14, 2010, by and among the Company, Industrial Income Operating Partnership LP (the “Operating Partnership”) and Industrial Income Advisors LLC (the “Advisor”), the Company incurred an acquisition fee payable to the Advisor equal to 2.0% of the purchase price. The Company funded the acquisition using proceeds from its public offering and debt financing obtained by the Company, which is described under Item 2.03 of this Current Report on Form 8-K.

The Atlanta Portfolio is currently approximately 96% leased to 10 tenants under lease agreements with varying lease terms. Three of these tenants, Potter Roemer CA, LLC, Division 7 Supply, Inc. and Tatitlek Support Services, Inc., each individually lease more than 10% of the rentable area of the Atlanta Portfolio, as described below:

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Potter Roemer CA, LLC. Potter Roemer CA, LLC, a manufacturer and supplier of fire protection products, (including hose and valve cabinets, fire hose, fire extinguishers, fire department valves and connectors), leases 66,853 square feet or approximately 29% of the portfolio’s rentable area under a lease that expires in January 2013 and contains two four-year renewal options. The annual base rent under the lease is currently approximately $0.3 million, and is subject to annual rent escalations of approximately 3.0%.

•

Division 7 Supply, Inc. Division 7 Supply, Inc., a locally owned and operated supplier of roofing and insulation materials, leases 32,830 square feet or approximately 14% of the portfolio’s rentable area under a lease that expires in August 2013 and contains one five-year renewal option. The annual base rent under the lease is currently approximately $0.1 million, and is subject to annual rent escalations of approximately 2.5%.

•

Tatitlek Training Services, Inc. Tatitlek Training Services, Inc., a provider of pre-deployment military training primarily for the United States Army and United States Marine Corps, leases 28,733 square feet or approximately 12% of the portfolio’s rentable area under a lease that expires in July 2015 and contains no renewal options. The annual base rent under the lease is currently approximately $0.2 million, and is subject to annual rent escalations of approximately 3.0%.

The Atlanta Portfolio will be managed by Taylor & Mathis, Inc.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In order to fund a portion of the acquisition of the Atlanta Portfolio described under Item 2.01 of this Current Report on Form 8-K, the Company, through one of its subsidiaries, entered into a $7.8 million fixed rate loan agreement with ING USA Annuity and Life Insurance Company, which we refer to as the “ING Loan.” The ING Loan is secured by a deed to secure debt and related assignments and security interests in the Atlanta Portfolio. The ING Loan has an annual fixed interest rate of 4.90%, and requires monthly amortization payments (based on a 30-year amortization schedule) and has a contractual maturity on November 1, 2040; however, the expected maturity date of the loan, based on its underlying structure, is November 1, 2020. Certain key terms of the ING Loan are described in the table below.

Lender	Origination Date	Maturity Date	Loan Amount	Interest Rate
ING USA Annuity and Life Insurance Company	November 1, 2010	November 1, 2020 *	$7.8 million	4.90%

*	The expected maturity date based on underlying structure of the loan agreement. The contractual maturity date is November 1, 2040.

The ING Loan agreement allows for prepayment, subject to certain prepayment premiums. In addition, it contains customary affirmative, negative and financial covenants, agreements, representations, warranties and indemnities, including indemnification for losses arising out of certain environmental issues at the respective properties, and borrowing conditions, all as set forth in the ING Loan agreement. The ING Loan agreement also contains various customary events of default, which are defined in the agreement. As is customary in such financings, if an event of default occurs under the ING Loan agreement, the lender may accelerate the repayment of amounts outstanding and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.

The Company’s subsidiary that directly owns the property securing the loan is the borrower under the ING Loan. The Operating Partnership has provided customary non-recourse guarantees of certain of the obligations under the ING Loan.

Item 9.01. Financial Statements and Exhibits.

(a) and (b) Financial Statements of Business Acquired and Pro Forma Financial Information.

To be filed by amendment. The registrant hereby undertakes to file any financial statements required to be filed in response to this item on an amendment to this Current Report on Form 8-K no later than January 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL INCOME TRUST INC.
November 2, 2010

	By:	/s/ Thomas G. McGonagle
		Name:	Thomas G. McGonagle
		Title:	Chief Financial Officer and Treasurer

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